Press
Information

Company Contact: Sean Creamer, CFO
Arbitron Inc.
Phone: 410-312-8410
sean.creamer@arbitron.com

Investor Contact: Todd Fromer
KCSA Worldwide
212-896-1215
tfromer@kcsa.com

Investor and Media contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2007 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS
2007 Revenue up 6.0 percent over 2006;
2007 Earnings per share (diluted) is $1.35;
Announces divestiture of its Continental Research subsidiary;
Revenue and Earnings per Share guidance provided for full year 2008.

NEW YORK, February 14, 2008 – Arbitron Inc. (NYSE: ARB) today announced results for the quarter and year ended December 31, 2007.

On January 31, 2008, Arbitron concluded the sale of Continental Research (“Continental”), its UK-based custom research business. As a result, Continental’s financial results have been reclassified as a Discontinued Operation for all periods presented. In 2007, Continental Research generated revenue of $13.6 million and a net loss of $0.3 million. During the fourth quarter of 2007, Continental generated a net loss of $0.5 million on revenues of $4.6 million.

Net income for the quarter was $3.7 million, or $0.13 per share (diluted), compared with $4.9 million, or $0.17 per share (diluted), for the fourth quarter of 2006. For the year, net income decreased 20.7 percent to $40.2 million compared with $50.7 million in 2006. Earnings per share (diluted) in 2007 were $1.35, compared with $1.68 per share (diluted) last year. Increased costs and expenses for both the quarter and full year were due to planned expenditures for Portable People MeterTM (PPM) ratings service panel builds.

Results from Continuing Operations

For the fourth quarter 2007, the Company reported revenue from continuing operations – excluding Continental — of $80.1 million, an increase of 5.4 percent over revenue of $76.0 million during the fourth quarter of 2006.

Costs and expenses for the fourth quarter increased by 10.6 percent, from $72.3 million in 2006 to $79.9 million in 2007, due, as noted, to planned expenditures for the Portable People MeterTM (PPM) ratings service panel builds in New York, Nassau–Suffolk, Middlesex–Somerset–Union, Los Angeles, Riverside, Chicago, San Francisco and San Jose.

Earnings before interest and income tax expense (EBIT) for the quarter were $6.2 million, a decrease of 41.7 percent compared with EBIT of $10.7 million for the fourth quarter of 2006. Interest expense for the quarter declined to $0.4 million from $3.2 million in 2006 due primarily to the early retirement of a $50 million outstanding senior secured note in October 2006.

Income from continuing operations for the quarter was $4.1 million or $0.14 per share (diluted), compared with $4.7 million, or $0.16 per share (diluted) in the fourth quarter of 2006.

For the year ended December 31, 2007, revenue from continuing operations was $338.5 million, an increase of 6.0 percent over revenue of $319.3 million for 2006.

A planned increase in expenses for the Portable People Meter radio ratings panel builds in Philadelphia, New York, Nassau–Suffolk Middlesex–Somerset–Union, Los Angeles, Riverside, Chicago, San Francisco and San Jose contributed to an increase in costs and expenses for the year of 14.7 percent, from $243.4 million in 2006 to $279.2 million in 2007. Non-cash equity compensation in both 2007 and 2006 was $6.5 million.

Equity in net income of affiliates for 2007 declined 47.6 percent, from $7.7 million in 2006 to $4.1 million in 2007 due to the formation of the Project Apollo LLC in the first quarter of 2007.

EBIT decreased 24.3 percent from $83.7 million in 2006 to $63.3 million in 2007. Interest expense for the year declined to $0.7 million from $6.1 million in 2006, again largely the result of the 2006 early retirement of the then outstanding senior note.

Income from continuing operations for 2007 decreased to $40.5 million or $1.37 per share (diluted) from $50.3 million or $1.67 per share (diluted), in 2006.

Management comment on 2007 results

Stephen Morris, chairman, president and chief executive officer of Arbitron, made the following comments on 2007 results: “In 2007, we began the commercialization of the Portable People Meter ratings system, launching the PPM radio ratings services in Philadelphia in March and in Houston in July. However, in November, responding to feedback from our customers, the Media Rating Council and other constituencies, we elected to delay the scheduled December 2007 commercialization of the PPM system in New York and also delay commercialization in eight other markets by up to nine months.”

“While we are disappointed by the delay, our core radio ratings business remains successful and profitable and our basic business model is intact. We fully expect to execute successfully our long-term plans to bring electronic measurement to radio and help the industry prosper in this highly competitive media environment.”

“We continued to pay close attention to our capital structure throughout 2007. We bought back $100 million of our stock and returned additional capital to our shareholders through quarterly dividends. Also, in the fourth quarter of 2007, our Board of Directors authorized a new stock repurchase program of up to $200 million over a two-year period. As before, our goal in managing our capital is to strike the appropriate balance between continued investment in PPM initiatives and our core business while returning capital to shareholders, and remaining open to appropriate opportunities for strategic deployment of capital.”

Company Guidance for 2008

For the full year 2008, Arbitron expects revenue to increase between 8 percent and 10 percent compared to last year’s revenue from continuing operations. (For comparability purposes, this guidance excludes Continental’s 2007 revenue.)

Earnings per share (diluted) for the full year 2008 is expected to be between $1.42 and $1.56 versus $1.37 in 2007 for continuing operations.

The earnings per share guidance for 2008 includes approximately $1.6 million in costs associated with extending the Project Apollo pilot into the first quarter. In 2007, costs associated with Project Apollo totaled $6.9 million.

Arbitron intends to provide additional information on the financial impact of a “go” or “no-go” outcome for Project Apollo when that decision is made. This guidance does not contemplate any expenditure that would be incurred either to commercialize the service beginning in 2008 or to close down the pilot panel.

Earnings conference call: schedule and access

Arbitron will host a conference call at 10:00 a.m. Eastern Time. The Company invites you to listen to the call by dialing (toll free) 888-873-8496. The conference call can be accessed from outside of the United States by dialing 973-935-8513. To participate, users will need to use the following code: 29933133. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com.

Presentation of Non-GAAP Information

The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, either income from continuing operations, as an indicator of Arbitron’s operating performance, or cash flow, as a measure of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

About Arbitron

Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable, online radio and out-of-home – as well as advertisers and advertising agencies in the United States. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter, a new technology for media and marketing research.

Through its Scarborough Research joint venture with The Nielsen Company, Arbitron provides additional media and marketing research services to the broadcast television, newspaper and online industries.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Its executive offices are located in New York City.

###

Portable People MeterTM and PPMTM are marks of Arbitron Inc.

Arbitron Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries (“we,” “our,” “Arbitron” or the “Company”) in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully implement the rollout of our Portable People MeterTM service;

•	successfully design, recruit, and maintain PPM panels that appropriately balance research quality, panel size and operational cost;

•	successfully obtain and/or maintain Media Rating Council accreditation for our audience measurement services;

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies, including entering into potential acquisition, joint-venture, or other material third-party agreements;

•	effectively manage the impact, if any, of any further ownership shifts in the radio and advertising agency industries;

•	respond to rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, consumer trends, technology changes and/or government regulations; and

•	successfully develop and implement technology solutions to measure multi-media and advertising in an increasingly competitive environment.

Additional important factors known to Arbitron that could cause actual results to differ materially from our forward-looking statements are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including, in particular, the risk factors discussed under the caption “ITEM 1A. RISK FACTORS” in Arbitron’s Annual Report on Form 10-K for the year ended December 31, 2006.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Table to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended December 31, 2007 and 2006
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,			%
	2007	2006	Change	Change
Revenue	$80,132	$76,028	$4,104	5.4%
Costs and expenses
Cost of revenue	49,257	38,972	10,285	26.4%
Selling, general and administrative	20,173	20,347	(174)	(0.9%)
Research and development	10,473	12,952	(2,479)	(19.1%)
Total costs and expenses	79,903	72,271	7,632	10.6%
Operating income	229	3,757	(3,528)	(93.9%)
Equity in net income of affiliates	5,987	6,897	(910)	(13.2%)
Earnings before interest and income taxes (1)	6,216	10,654	(4,438)	(41.7%)
Interest income	375	537	(162)	(30.2%)
Interest expense	379	3,162	(2,783)	(88.0%)
Income from continuing operations before income taxes	6,212	8,029	(1,817)	(22.6%)
Income tax expense	2,077	3,345	(1,268)	(37.9%)
Income from continuing operations	4,135	4,684	(549)	(11.7%)
Discontinued Operations
(Loss) income from discontinued operations, net of taxes	(458)	238	(696)
Net Income	$3,677	$4,922	(1,245)	(25.3%)
Basic weighted average common share
Income from continuing operations	$0.15	$0.16	$(0.01)	(6.3%)
Income (loss) from discontinued operations	$(0.02)	$0.01	$(0.03)
Net income	$0.13	$0.17	$(0.04)	(23.5%)
Diluted weighted average common share
Income from continuing operations	$0.14	$0.16	$(0.02)	(12.5%)
Income (loss) from discontinued operations	$(0.02)	$0.01	$(0.03)	(300.0%)
Net income	$0.13	$0.17	$(0.04)	(23.5%)
Weighted average shares used in calculations
Basic	28,305	29,494	(1,189)	(4.0%)
Diluted	28,525	29,677	(1,152)	(3.9%)
Dividends per common share	$0.10	$0.10	—	—
Other data:
EBITDA (1)	$10,082	$13,191	$(3,109)	(23.6%)

(1) The terms EBIT (earnings before interest and income taxes expense) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Certain per share amounts may not total due to rounding.

Arbitron Inc.
Consolidated Statements of Income
Twelve Months Ended December 31, 2007 and 2006
(In thousands, except per share data)
(Unaudited)

	Twelve Months
	Ended
	December 31,			%
	2007	2006	Change	Change
Revenue	$338,469	$319,335	$19,134	6.0%
Costs and expenses
Cost of revenue	157,175	120,698	36,477	30.2%
Selling, general and administrative	79,516	78,511	1,005	1.3%
Research and development	42,496	44,177	(1,681)	(3.8%)
Total costs and expenses	279,187	243,386	35,801	14.7%
Operating income	59,282	75,949	(16,667)	(21.9%)
Equity in net income of affiliates	4,057	7,748	(3,691)	(47.6%)
Earnings before interest and income taxes (2)	63,339	83,697	(20,358)	(24.3%)
Interest income	2,118	3,010	(892)	(29.6%)
Interest expense	665	6,102	(5,437)	(89.1%)
Income from continuing operations before income taxes	64,792	80,605	(15,813)	(19.6%)
Income tax expense	24,288	30,259	(5,971)	(19.7%)
Income from continuing operations	40,504	50,346	(9,842)	(19.5%)
Discontinued Operations
(Loss) income from discontinued operations, net of taxes	(324)	312	(636)
Net Income	$40,180	$50,658	(10,478)	(20.7%)
Basic weighted average common share
Income from continuing operations	$1.38	$1.68	$(0.30)	(17.9%)
Income (loss) from discontinued operations	$(0.01)	$0.01	$(0.02)	(200.0%)
Net income	$1.37	$1.69	$(0.32)	(18.9%)
Diluted weighted average common share
Income from continuing operations	$1.37	$1.67	$(0.30)	(18.0%)
Income (loss) from discontinued operations	$(0.01)	$0.01	$(0.02)
Net income	$1.35	$1.68	$(0.33)	(19.6%)
Weighted average shares used in calculations
Basic	29,399	29,937	(538)	(1.8%)
Diluted	29,665	30,086	(421)	(1.4%)
Dividends per common share	$0.40	$0.40	—	—
Other data:
EBITDA (2)	$75,889	$93,089	$(17,200)	(18.5%)

(2) The terms EBIT (earnings before interest and income taxes expense) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Certain per share amounts may not total due to rounding.

Arbitron Inc.
EBIT and EBITDA Non-GAAP Reconciliation
Three and Twelve Months Ended December 31, 2007 and 2006
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Income from continuing operations	$4,135	$4,684	$40,504	$50,346
Income tax expense	2,077	3,345	24,288	30,259
Net interest (income) expense	4	2,625	(1,453)	3,092
EBIT (3)	$6,216	$10,654	$63,339	$83,697
Depreciation and amortization	3,866	2,537	12,550	9,392
EBITDA (3)	$10,082	$13,191	$75,889	$93,089

(3) Arbitron’s management believes that presenting EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization), both non-GAAP financial measures, as supplemental information helps investors, analysts, and others, if they so choose, in understanding and evaluating Arbitron’s operating performance in some of the same manners that management does because EBIT and EBITDA exclude certain items that are not directly related to Arbitron’s core operating performance. Arbitron’s management references these non-GAAP financial measures in assessing current performance and making decisions about internal budgets, resource allocation and financial goals. EBIT is calculated by deducting net interest income from income from continuing operations and adding back income tax expense to income from continuing operations. EBITDA is calculated by deducting net interest income from income from continuing operations and adding back income tax expense, and depreciation and amortization to income from continuing operations. EBIT and EBITDA should not be considered substitutes either for income from continuing operations, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
December 31, 2007 and 2006
(In thousands)

	December 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets:
Cash and short-term investments	$21,141	$58,637
Trade receivables	34,171	30,697
Property and equipment, net	50,183	41,462
Goodwill, net	38,500	38,500
Other assets	31,162	33,470
Assets held for sale of discontinued operations	7,546	7,554
Total assets	$182,703	$210,320
Liabilities and Stockholders’ Equity:
Deferred revenue	$66,768	$66,522
Other liabilities	51,084	51,979
Liabilities of discontinued operations	4,651	2,563
Long term debt (including current portion of $5,000)	12,000	—
Stockholders’ equity	48,200	89,256
Total liabilities and stockholders’ equity	$182,703	$210,320